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                                                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 333-41997, 333-26611 and 333-37519) and Form S-3 (Nos. 333-15469, 333-21127, 333-06793,
333-16995 and 333-29825) of SFX Broadcasting, Inc. ("SFX") of our report dated February 20, 1997, except for Note 13, as to which the date is March 27, 1997, with respect to SFX included in the Annual Report on Form 10-K of SFX for the year ended December 31, 1996; and our reports dated (i) October 2, 1997 with respect to Delsener/Slater Enterprises, Ltd. and Affiliated Companies; (ii) December 13, 1996, except for Note 10, as to which the date is August 22, 1997, with respect to PACE Entertainment Corporation and Subsidiaries; (iii) November 25, 1997 with respect to the Contemporary Group;
(iv) November 20, 1997 with respect to SJS Entertainment Corporation and Affiliated Company; (v) November 20, 1997 with respect to The Album Network, Inc. and Affiliated Companies; (vi) December 18, 1997 with respect to BG Presents, Inc. and Subsidiaries; and (vii) November 14, 1997 with respect to Concert/Southern Promotions and Affiliated Companies, each included in the Registration Statement on Form S-1 and related Prospectus of SFX Entertainment, Inc. for the registration of 15,839,921 shares of its common stock, incorporated by reference in the Current Report on Form 8-K of SFX dated on or about December 22, 1997.


                                      ERNST & YOUNG LLP

                                      /s/ Ernst & Young LLP


New York, New York
December 22, 1997